EXHIBIT 11

                                           SYNOVUS FINANCIAL CORP.

                                          COMPUTATION OF NET INCOME
                                               PER COMMON SHARE
                                    (In thousands, except per share data)
                                                 (Unaudited)


                                  Three Months Ended March 31, 1998          Three Months Ended March 31, 1997
--------------------------------------------------------------------------------------------------------------
                                    Net       Average    Net Income            Net       Average    Net Income
                                  Income       Shares     per Share          Income       Shares     Per Share
--------------------------------------------------------------------------------------------------------------

Basic EPS

  Net income                     $41,213       262,924         0.16          35,807       261,840         0.14


  Effect of dilutive options           0         4,555                            0         3,477
-------------------------------------------------------                       -------------------

EPS - assuming dilution          $41,213       267,479         0.15          35,807       265,317         0.13
==============================================================================================================

All information presented in Exhibit 11 reflects the three-for-two stock split declared by the Synovus Board of Directors on April 23, 1998, effective May 21, 1998, to shareholders of record on May 7, 1998.